PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 1st QUARTER 2018 RESULTS
Tuesday, April 24, 2018 11:00 am local time
Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Nicole, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly period ended March 31, 2018.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to, the success, impact and timing of the implementation of Peoples’ business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity; the ability to integrate acquisitions, including the merger with ASB Financial Corp.; the competitive nature of the financial services industry; changes in the interest rate environment; uncertainty regarding the nature, timing, cost and effects of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; changes in policy and other regulatory and legal developments accompanying the current presidential administration, including the recently enacted Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes; uncertainties in Peoples’ preliminary review of, and additional analysis of the impact of the Tax Cuts and Jobs Act; and changes in economic conditions and/or activities.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 1st quarter 2018 earnings release was issued this morning and is available at peoplesbancorp.com under the “Investor Relations” tab.
A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 15-20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski:
Thank you, Nicole. Good morning. Thank you for joining us for a review of our 1st quarter 2018 results.
Earlier this morning, we reported another quarter of record net income. Our quarterly net income was $11.7 million, or $0.64 per diluted share. This compares to $9.0 million, or $0.49 per diluted share, in the fourth quarter of 2017 and $8.8 million, or $0.48 per diluted share, in the first quarter of 2017.
Some of the highlights for the quarter include:

•	Positive operating leverage, with revenue growth of 10% compared to the first quarter of 2017 and expense growth of 3%;

•	Pre-provision net revenue to total average assets of 1.81%; and

•	Annualized loan growth of 8%.
There was one lowlight for the quarter, which was an $827,000 charge-off on one acquired commercial loan relationship.
We continually focus on growing revenue faster than expenses. The result of this focus has been our ability to generate positive operating leverage 10 of the last 11 quarters. Over the last 11 quarters, revenue growth has averaged 12% while expense growth has averaged 1%. In the last 8 quarters, which are those not impacted by an acquisition, revenue growth averaged 6%, while expenses were stable. The revenue growth of 10% for this quarter does reflect two one-time items that John will discuss later, but even if we had not received the benefit of those items, we would have still generated revenue growth of 8%, and positive operating leverage of 5%.
Total non-interest expense grew 3% compared to the fourth quarter of 2017. The growth was largely attributable to an increase in salaries and employee benefits costs which reflected annual merit increases and higher stock based-compensation.
Part of the merit increase included an increase in the minimum hourly rate for hourly employees of our company. We have made a commitment to increase the hourly rate periodically over the next couple of years so that we will be at a minimum hourly rate of $15 by January 2020.
Included in the stock based-compensation was $388,000 related to a one-time stock award. The Board of Directors authorized a grant of unrestricted common shares to all full-time and part-time employees who did not already participate in the company’s equity plan.
These increases were partially offset by reduced professional fees.
Both the increase in the minimum hourly rate, and the Board stock award, were implemented to share some of the benefit of tax reform with our employees. The shareholders also benefited during the year with increases in the quarterly dividend.
Our efficiency ratio for the first quarter of 2018 was 61.8% compared to 62.1% during the fourth quarter of 2017, and was in-line with our target for the year.
Our only non-core expenses during the first quarter of 2018 were $149,000 of acquisition costs, which were related to the ASB transaction. We closed the ASB transaction and converted their accounts to our system on April 13, 2018. The transaction provides us with contiguous locations to our existing footprint in Ashland, Kentucky and Huntington, West Virginia markets, and serves as a connection between our southeast and southwest Ohio offices. As part of the acquisition, we obtained a profitable mortgage origination business, and we are optimistic about the added revenue and capabilities as a model for future growth throughout our franchise. We are excited about the capabilities that are now available to our new clients who have joined us through the ASB transaction.
Loan growth for the quarter was healthy. During the first quarter, we saw period-end loan balances grow at an 8% annualized rate compared to December 31, 2017. Commercial loans provided most of the increase again this quarter, as we continued to see slower indirect consumer lending growth. Commercial and industrial loan balances grew $17 million, or 14% annualized while commercial real estate loans grew $16 million, or 7% annualized.
Total consumer loan balances at March 31, 2018 grew 5% annualized compared to December 31, 2017, with growth of $7 million, or 8% annualized, in indirect consumer lending.
Quarterly average loan balances increased $35 million, or 6% annualized, compared to the fourth quarter of 2017. Commercial loans provided $38 million of the growth.
Moving to asset quality, while certain of our metrics did not improve, we do believe that we continue to maintain strong metrics. Overall, we consider the movement to be normal ebbs and flows of the business, and they are more one-off situations than systemic. As we have previously discussed, we have had a number of quarters of consistent improvement in our metrics.
Provision for loan losses increased compared to the fourth quarter of 2017. The increase was due primarily to circumstances that decreased the likelihood of collectibility for one acquired commercial loan relationship, which was ultimately charged-off in the amount of $827,000. The net charge-off rate for the first quarter was 34 basis points. We do not anticipate a charge-off of this magnitude in the foreseeable quarters. Also contributing to the increase in provision for loan losses was loan growth, which was partially offset by improvements in certain asset quality metrics.
Nonperforming assets, and the associated ratios, at March 31, 2018 decreased compared to December 31, 2017. We continue to actively seek to reduce our nonperforming asset levels, as evidenced by the continual reduction in the last 5 quarters.

At March 31, 2018, criticized loans increased $26 million compared to December 31, 2017, while classified loans decreased $2 million. The increase in criticized loans was mostly due to one large commercial loan relationship that was downgraded during the quarter.
Delinquency trends improved slightly during the first quarter as approximately 98.8% of our portfolio was considered “current” at March 31, 2018, compared to 98.6% at both December 31, 2017 and March 31, 2017.
I will now turn the call over to John to provide additional details around net interest income and margin, fee-based income, the balance sheet and capital activities.
Mr. John Rogers:
Thanks Chuck.
As Chuck noted, our revenue growth was strong for the quarter as we reported an increase of 10% compared to the first quarter of 2017. Net interest income was up slightly compared to the fourth quarter of 2017. The first quarter net interest income benefited from a growing balance sheet, improving rates, with both items being muted by two fewer days in the quarter. The quarter was also aided by proceeds of $341,000 that were received on an investment security for which we had previously recorded an other-than-temporary-impairment.
Net interest income grew 9% compared to the first quarter of 2017. Again, loan growth has provided much of the increase compared to the prior year, coupled with the rise in interest rates during 2017.
Net interest margin increased 3 basis points to 3.66% during the first quarter of 2018 compared to the fourth quarter of 2017. The proceeds on the investment security for which we had previously recorded an other-than-temporary-impairment added 4 basis points to the net interest margin during the quarter. Additionally, the benefit of tax-free securities was reduced due to the tax law changes and had a negative impact on net interest margin of 2 basis points.
Compared to the first quarter of 2017, net interest margin expanded 11 basis points. Higher investment and loan yields outpaced increases in deposit and short-term funding costs.
Accretion income from acquisitions, which is net of amortization expense, declined $149,000 compared to the fourth quarter of 2017, and was down $263,000 compared to the first quarter of 2017.
Accretion income added 7 basis points to net interest margin during the first quarter, 8 basis points during the fourth quarter of 2017, and 11 basis points in the first quarter of 2017.
Compared to the fourth quarter of 2017, fee-based income grew 14%. This increase was largely due to growth in insurance income, the increase in market value of equity investment securities and gains on sales of Small Business Administration, or SBA, loans.
The increase in insurance income was largely due to annual performance-based insurance commissions that are primarily received in the first quarter each year, and is a core component of our insurance income.
During the first quarter, we received a benefit of $460,000 from the fluctuations in the market value of equity investment securities, which beginning January 1, 2018, flows through other income. This new accounting treatment may create volatility in earnings while we hold equity securities. Previously, the market fluctuations in equity investment securities were included in shareholders’ equity on the balance sheet until the market value was realized in connection with a sale of such securities.
In 2018, we have expanded our focus and have an initiative to generate revenue through the sale of newly originated SBA loans. During the first quarter, we recorded SBA revenue of $313,000, which is largely gain on the sale of SBA loans, and expect that we will continue to see this revenue stream throughout 2018, but to a slightly lesser extent.
Compared to the first quarter of 2017, fee-based income grew 12%. This was driven by higher insurance income, the increase in market value of equity investment securities, trust and investment income, and gains on sales of SBA loans. The increases were offset by a reduction in commercial loan swap fees, which is a function of customer demand.
The increase in insurance income compared to the first quarter of 2017 was due primarily to the implementation of the new accounting standard related to revenue recognition, as well as growth in our property and casualty commissions. The implementation of the new revenue recognition standard will create some volatility in our insurance income on a quarterly basis. However, it should not be material. The increase in trust and investment income was due to increases in assets under administration and management, which benefited from improvements in the market.
As it relates to the balance sheet…
Our investment securities portfolio remained at 24% of total assets at March 31, 2018. The yield on our investment portfolio increased 15 basis points compared to the fourth quarter. This increase was mainly due to the recognition of proceeds on the investment security for which we had previously recorded an other-than-temporary-impairment.

Our core deposits, which exclude $490 million of CDs, were up 4% compared to both December 31, 2017 and March 31, 2017. Our period-end total deposits grew $83 million, or 3%, compared to December 31, 2017, which was driven by an increase in governmental deposits. We typically see increases in the balances of these deposits during the first quarter of each year. Compared to March 31, 2017, period-end total deposits increased $111 million, or 4%.
Our average total deposits were flat compared to the fourth quarter of 2017, and were up $133 million, or 5%, compared to March 31, 2017.
Total demand deposits comprised 41% of total deposits at March 31, 2018, compared to 42% at December 31, 2017 and 40% at March 31, 2017.
Our stockholders’ equity continues to be a source of strength. However, it did decrease compared to December 31, 2017, due largely to the reduction in the value of our available-for-sale investment securities portfolio, given the rise in longer term rates during the quarter. This reduction was partially offset by an increase in retained earnings due to net income exceeding dividends.
Our tangible equity to tangible assets ratio declined 17 basis points compared to December 31, 2017, and 1 basis point compared to March 31, 2017. Our tangible book value per common share increased 5% compared to March 31, 2017.
We make it a priority to maintain healthy capital ratios, exceeding well capitalized status. Our common equity tier 1 capital ratio was 13.3% at March 31, 2018, while our tier 1 capital ratio was 13.6% and our total risk-based capital ratio was 14.3%.
The slight increase in our capital ratios compared to December 31, 2017 was largely due to the growth in net income, partially offset by growth in our risk weighted assets.
This morning, we announced another increase to our quarterly dividend, which is now at $0.28 per share. We believe in a strong return for our shareholders, and this dividend rate represents a payout of 44% of earnings per diluted share from the first quarter.
This increase to our dividend is a result of continued improvement in our before tax and after tax performance.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thanks John.
We have started off 2018 strong. The first quarter included several positives:

•	Our return on average assets was 1.32%;

•	Our return on average stockholders’ equity was 10.48%;

•	Our return on average tangible stockholders’ equity was 16.14%;

◦	All of which are the highest reported since the first quarter of 2012, when earnings were driven by high levels of loan recoveries.

•	Our pre-provision net revenue to total average assets ratio was 1.81%;

◦	This is the best we have performed, as it relates to this ratio, since the third quarter of 2010.

•	Our loan growth was 8% annualized; and

•	Our nonperforming assets declined to 0.72% of total loans and OREO.
We continue to work hard at improving our core business. We have received, as have other banks, benefits from the tax reform legislation. However, our income before income taxes was up 12% compared to the first quarter of 2017. I believe our dedication has paid off and is evident in our results. This is just the beginning, and we are not yet satisfied.
While we are pleased with our results, we will continue to maintain our focus and momentum as we progress throughout 2018. With that in mind, here are our thoughts around 2018, which exclude the anticipated benefits of the ASB acquisition:

•	We expect point-to-point loan growth of 5% to 7%;

•	We expect credit costs for the remainder of the year to be elevated from the prior year, but well below the provision from the first quarter of 2018;

•	We believe net interest margin will be in the mid 3.60s;

•	Fee-based revenue growth is expected to be between 2% and 4%;

•	We expect non-interest expense growth to be between 2% and 4%;

•	Our target efficiency ratio will be between 60% and 62%; and

•	We anticipate our effective tax rate to be approximately 19%.
These expectations are in-line with the guidance we issued during our previous earnings call, and include an updated net interest margin and efficiency ratio.
We still believe the ASB deal will be accretive to earnings by approximately 6 to 7 cents in 2018 and 13 to 15 cents in 2019, excluding one-time acquisition costs. We currently anticipate one-time acquisition costs of approximately $8.2 million in 2018. The majority of the one-time acquisition costs will be recognized during the second quarter of 2018, which we estimate to be between $7.5 and $8 million.
We are encouraged by the early sales activity we have seen within the acquired company. Already, we have commitments for over $20 million of commercial opportunities and the branches are showing early signs of both investment and insurance referrals.
We are still focused on organic growth, as well as acquisitions, and are working to ensure the ASB integration is a success, which is our key priority for the second quarter of 2018.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator.
Thank you.
Question and Answer Session
Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Scott Siefers of Sandler O'Neill.
Scott Siefers: Chuck or John, you guys bumped up the margin guidance by, I guess, a sort of mid-single-digits range. I think you were at 3.64, now saying mid-3.60s. John, maybe, can you just walk through the main puts and takes you see? I imagine that's all, the delta, is sort of core margin as opposed to any change in anticipated purchase accounting benefits. But is it lower deposit betas than you would think, or have you conversely baked in additional rate increases that you didn't have? What are the major nuances in there?
John Rogers: Yes, Scott, I would -- there's no changes to the accretion assumptions that we've put in there. We did have a slightly higher payoffs of some acquired assets in the first quarter that drove down that income, but we didn't really play with our assumptions on that.
I'd say from a core perspective, yes, we baked in additional increases that we did not have in our initial guidance, a March increase. We only really had the one for the year. So we baked in -- now we got March, and we've baked in another one. So that's going to help us there. And LIBOR has benefitted us as well. We have pretty strong LIBOR-based commercial book, and the increase in LIBOR has helped as well. So that's kind of how we got there. And based upon the performance that we had in the first quarter, looking out, we're comfortable with that new guidance.
Scott Siefers: Okay. And then, I think that's probably just the main driver of the slightly improved efficiency ratio, right? Just the better revenue dynamics that are driven by the margin?
John Rogers: Correct. And we think our core expenses are good. We had the employee stock award, we have HSA contributions. We did not really pull it out, this kind of happens every year, but it's in the earnings release. That's another $400,000-plus of expenses as well. And we had a few acquisition costs in the quarter, which we don't include in there as well.
Scott Siefers: Okay. And then, maybe, Chuck, just your thoughts on the M&A environment as you see it, some banks have atleast alluded to maybe more willing sellers out there, even though we've had a little bit of an air pocket in M&A recently. What are your updated thoughts?
Chuck Sulerzyski: Well, we're having conversations both with banks and non-banks. I can't say it's dramatically more than it has been, but it is active. So I'm optimistic that we'll see opportunities in this calendar year.
Operator: Our next question comes from Kevin Reevey of D.A. Davidson.
Kevin Reevey: Chuck or John, was wondering if you could give us some color on the strong commercial loan growth in the quarter. It's probably the strongest we've seen from at least the banks that I cover.
Chuck Sulerzyski: We remain optimistic. As I've said in the past, most of our business comes from taking clients away from larger national and regional competitors that may not spend the attention on a $5 million, $10 million, $15 million credit that we do. I mean, for us that's a red carpet, the wine bottle and more. So I think that those clients are increasingly ignored in opportunities for us.
I'm also optimistic going forward. We're seeing lots of opportunities off of the ASB acquisition. And as I mentioned in the script, $20 million so far, and it's the first week. We've obviously been working on it for a few weeks.
We also see some indication in Northeastern parts of Ohio, people making more investments, perhaps related to tax reform. And that's helping the pipeline in that geography. Maybe 10% to 15% of the pipeline may be from extra investments. So all in all, we see it as a good climate, and just going to keep trying to roll one quarter after another.
I would say we gave loan guidance, we didn’t change our loan guidance from 5% to 7%. I would be inclined to increase that, but wanted to see another quarter. I'm optimistic at a minimum that we can be towards the higher part of that range.
Kevin Reevey: And Chuck, did you see an increase in line utilization on a linked-quarter basis?
Chuck Sulerzyski: Give me a second here. We had a little phone logistics here. We were a few minutes late to the call, we had to move location. So I'm a little out of -- yes, line utilization was up a little bit, 53% at the end of March versus, call it, 52% at the end of December. So not a whole lot of a difference, but some difference.
Kevin Reevey: And then, lastly, in your prepared remarks and the press release, you talked about new pricing that's been implemented in your indirect consumer, which was largely responsible for the softness this quarter. Could you give us a little more color on the pricing?
Chuck Sulerzyski: Yes. I mean, to me, indirect is a math game, you got to keep your risk-adjusted margin. And as rates and cost of deposits funding has increased, we have moved the rate accordingly. We've also seen some competitive pressures from banks. One large national player has eliminated the restriction on what they give back to dealers, and another large regional bank is running an incentive right now to, in effect, buy business. And both of those we have elected not to follow. So it's a combination of our pricing, and it's a combination of a more competitive environment.
Operator: Our next question comes from Michael Perito of KBW.
Michael Perito: Had a few more questions. I wanted to spend a little time just to make sure I have my head around the noninterest expense and noninterest income. Because did seem like, as you mentioned in the prepared remarks, there were a few items, not necessarily that they weren't recurring or noncore, but maybe annually recurring or just unusual items, I guess. So I guess, starting on the fees, if we think about kind of a starting point in 2Q to add ASB fees into, is around like the $13 million, $13.1 million range when you account for the normalized insurance revenues a fair place? Or is there something major that I'm missing in that range?
Chuck Sulerzyski: Give us a minute again.
John Rogers: Did you say excluding ASB, Mike, or including ASB?
Chuck Sulerzyski: Excluding.
Michael Perito: Excluding, yes. Just as like a starting point before we layer ASB in.
John Rogers: Yes, I think that's a reasonable number. There will be a little bit of volatility on the equity side. But you're probably assuming that to be almost zero, like we do, on those equity securities. Revenue recognition can cause a little bit of volatility.
But we're generally seeing good growth in trust and investment income, it's still growing. We were at $13.1 million in fourth quarter. I'd probably expect it'd be a little bit ahead of that come the second quarter, given insurance keeps growing and trust and investments growing at a decent pace. I consider electronic banking, we're seeing a few positive signs there. And between swaps and SBA, we kind of hit our expectations there. Sometimes one might be up, one might be down. But the two of them come together, it seems.
Michael Perito: And then similarly, on the expense side, is about somewhere between $27.7 million, $28 million kind of a good starting point before we look to add in ASB impact?
John Rogers: Yes, I'd say we're at $28.2 million, so you can probably back away $800,000 to $900,000 for kind of the unusual items that happen. The stock grant is a one-time event. They've happened before, but not every year, so it's infrequent. And the HSA is basically kind of a spreadable item, but we record that in the first quarter when people actually earn it. We really don't know what's going to happen there. And we had $150,000 of acquisition cost. So at a core rate, I'd say you're looking at somewhere below $27.5 million. So it's somewhere between $27.3 million to probably $27.7 million or so is kind of a core rate I would use, in essence. Do you follow my math?
Michael Perito: Yes, I do, I do. And both those points are helpful. I just wanted to make sure I had a good starting point.

I guess just on the overall competitive dynamics, maybe switching gears a little, that you're seeing out there, early on in the earnings season, we did hear from some larger banks, that had commercial real estate, multi-families, competitive, it seems like most of you and your peers in the Ohio area saw some okay growth in the first quarter, though. You kind of mentioned a few things already. But I guess, competitively, has it intensified at all post-tax reform, Chuck? Are you still kind of comfortable with the overall direction of the lending and deposit-taking markets that you're operating in?
Chuck Sulerzyski: I think we're doing fine. On commercial real estate, I would just say we're highly selective, kind of doing business with best-in-class providers, developers. We seem to be able to do well on C&I. Again, it goes back to the $5 million, $10 million, $15 million client at Key, Fifth Third, Huntington, PNC, Chase, US Bank, is not getting a consistently great experience. At their best, those banks are excellent, and tip our hat to them. But they're not always at their best for the client that's borrowing $5 million, $10 million, $15 million. And we can move the needle doing that and hope to do it all day.
Operator: Our next question comes from Scott Beury of Boenning & Scattergood.
Scott Beury: I was wondering if you could just provide any color on both the characteristics of the loan that was charged off, the acquired loan; as well as the larger credit that drove the increase in criticized assets during the quarter.
Chuck Sulerzyski: Yes, be glad to do both.
First, the charge-off was an acquired loan in the NB&T acquisition. It was a car wash. Sadly, the owner operator passed away in his late thirties. I will tell you that I'm in my eighth year, and we have not approved a car wash in the time that I have been here. We get them in the acquisitions, and unfortunately, this one did not have a happy ending.
As it relates to the big loan that increased the criticized, it's a hospital. It is a company or an organization that has gone through a conversion of their accounting receivable systems. It has caused a momentary blip. We know that they have been profitable in the month of March. I anticipate them being profitable for the remainder of the year. We anticipate the problem being fixed. But more importantly, they have reduced their expenses significantly to get in line with the lower amount of receivables that we all believe to be temporary.
As I said, I do anticipate this credit being upgraded by the end of the year. I would also say that we believe that our criticized classified totals will be at the high point for the year in the first quarter. And while we have almost de minimis amount of NPAs for a bank our size, I suspect we're going to be able to reduce our NPAs in the upcoming quarters.
So we are very optimistic from a credit quality standpoint. And we think that we can hopefully keep chugging on the commercial loan growth side. We're fine with the slowdown in indirect. We believe with ASB over time, we'll see some better mortgage numbers than we have historically experienced. But I would say that we're fine with the credit quality.
Scott Beury: I guess, just one little follow-up. In terms of the hospital credit, is that multiple loans?
Chuck Sulerzyski: It's 2 loans.
Scott Beury: So it's probably in operating line as well as the real estate piece?
Chuck Sulerzyski: It's a term loan and a line of credit.
Operator: Our next question comes from Kevin Swanson of Hovde Group.
Kevin Swanson: So appreciate the commentary you kind of make every quarter about the credit costs rising from historic lows, and then the previous commentary on the specific charge-offs and criticized loan. I guess, more generally, are there any areas of weakness here starting to come up? Or is it the commentary the same as it has been in the past?
Chuck Sulerzyski: No, we feel pretty good right now. We have -- I guess I would say that it's been quite a while since I have had so much optimism that we will be able to improve the rating of credits that are criticized over the remainder of the year.
Now that being said, there's always something going the other way there, that can surprise you. Our delinquency numbers are good, our credit disciplines are excellent. We are not -- we're middle-of-the-fairway lenders. We're not out there on the far ends of the risk-reward frontier. And I'm very optimistic.
John Rogers: I think we've shown our discipline on indirect side that we're not going to chase things. We know that business pretty well, we know the margins are thinner in that business, and you can't be crazy on pricing. Because you know you are going to have some degree of losses in that book.
Kevin Swanson: Okay. And then, looking at the deposit costs, it looks like you guys have been able to hold the line relatively well. Can you maybe just talk about the current deposit competition environment and what you guys are seeing in your markets?

Chuck Sulerzyski: I think that, at these interest rates, I don't think consumers are going to get super excited. We see much more pressure on the public fund money and much more movement there. We see rates getting 2%, 3%. You may see more activity. We have done some exploration of some CD specials. We see other competitors doing similar types of things. But by and large, it's been relatively tranquil.
John Rogers: Yes. I mean, we see more phone calls from public funds money and corporate sides wanting increases. We've managed through that. We'll do the right thing based upon the relationship. If they don't have a strong relationship, and they're just looking for more rate on a small interest-bearing product, at times we'll let that go. So we're trying to be disciplined there as well.
As Chuck mentioned, we've had a little bit of success on CD side, that's mostly what we're seeing. And we continue to look at our rates, we continue to monitor what's going on in the marketplace. If we did increase anything, it would not be overly substantial. And we're seeing decent lift on the asset side. So as I mentioned before, we think we can have, in the foreseeable future, a decent margin.
Operator: [Operator Instructions] Our next question comes from Dan Cardenas of Raymond James.
Dan Cardenas: Just a quick -- you may have mentioned this, I may have -- I think I missed it, but what were you deposit betas this quarter, the last rate increase?
John Rogers: I have it here someplace. Not a lot. Total interest-bearing deposits, about 5% for the quarter. Little less
Dan Cardenas: How about on the flip side? What have your asset betas been looking like here with the rate increases?
John Rogers: Little more focused on deposits than I am assets, but definitely little higher than that.
Dan Cardenas: And then, just kind of a quick housekeeping question. In terms of share count, how should we be modeling debt for you guys on a go-forward basis?
John Rogers: With ASB, across right?
Dan Cardenas: Yes.
John Rogers: About $19.2 million.
Operator: At this time there, are no further questions. Sir, do you have any closing remarks?
Chuck Sulerzyski: Yes, I do. And thank you for -- I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section.
Thanks for your time and have a good day.
Operator: The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.
END